Exhibit 3.1

MA SOC	Filing Number: 202233736930	Date: 7/7/2022 5:16:00 PM
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D PC	The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Restated Articles of Organization (General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)	FORM MUST BE TYPED

(1)	Exact name of corporation:	GTY Technology Holdings Inc.

(2)	Registered office address:	155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3)	Date adopted:	July 7, 2022
(month, day, year)

(4)	Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☒ the board of directors and the shareholders the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

P.C.

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ARTICLE I

The exact name of the corporation is:

GTY Technology Holdings Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	400,000,000	$0.0001
		Preferred	25,000,000	$0.0001

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

The total number of shares of all classes of capital stock which the corporation shall be authorized to issue is 425,000,000 shares of which 400,000,000 shall be common stock, par value $0.0001 per share (the “Common Stock”) and 25,000,000,000 shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A. Common Stock

1. Unless and until the Corporation has issued shares of Preferred Stock having the right to vote in the election of Directors of the Corporation and other mailers requiring action by the Corporation’s shareholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of Directors or submitted to the shareholders for action, except as may otherwise be determined by votes of the Directors pursuant to Article IV hereof or as otherwise may be required by applicable law, and each share of Common Stock shall entitle the holder thereof to one vote.

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2. The holders of shares of Common Stock shall be entitled to receive, to the extent permitted by applicable law, such dividends as may be from time to time declared by the Directors.

3. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for the satisfaction of its debts and obligations and for the payment to holders of shares of any class or series of capital stock of the Corporation having preferential rights to receive distributions of the Corporation’s net assets.

B. Preferred Stock

1. The Corporation’s Board of Directors shall be authorized, without further shareholder approval and subject to any limitations prescribed by applicable law, to provide for the issuance of shares of Preferred Stock in such class or series as may be determined by the Board of Directors by filing Articles of Amendment or Restated Articles of Organization pursuant to the law of the Commonwealth of Massachusetts to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

2. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any class or series thereof unless a vote of any such holders is required pursuant to the terms of any Preferred Stock provided in any such Articles of Amendment or Restated Articles of Organization. In case the number of shares of ay class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

C. Approval by Shareholders of Certain Actions.

1. Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and the United States District Court for the District of Massachusetts sitting in Boston, Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the articles of organization or the bylaws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendant therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended, or any claim for which such other courts do not have subject matter jurisdiction, including, without limitation, any claim arising under the securities Exchange Act of 1934, as amended.

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ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

The Corporation shall have all lawful powers of a corporation organized pursuant to the MBCA. In addition to, and not in limitation of, thereof:

(a) the Corporation shall have the right, power and authority to carry on any business, operation or activity to the same extent as might an individual, whether as a principal, agent, contractor, or otherwise, and either alone or in conjunction, joint venture, partnership or other arrangement with any other entity or natural person;

(b) the Corporation shall have the right, power and authority to carry on any lawful business, operation or activity through one or more direct or indirect subsidiaries, whether wholly-owned or owned in part;

(c) the Corporation shall have the right, power and authority to be a partner in any business enterprise which the Corporation would have the power to conduct directly or through a direct or indirect subsidiary;

(d) The Board of Directors may make, amend, restate or repeal the Bylaws of the Corporation, in whole or in part, except with respect to any provision of such Bylaws which, by law or the terms of such Bylaws, requires the approval of the shareholders;

(e) Meetings of the shareholders of the Corporation may be held anywhere in the United States;

(f) No shareholder shall have the right to examine any property or any books, accounts or other writings of the Corporation if there is a reasonable ground for belief that such examination will, for any reason, be adverse to the interests of the Corporation. A vote of the Directors, refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of the Corporation, shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the Directors may establish with respect thereto.

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(g) The Directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Directors specify otherwise, the excess of the consideration paid for any shares of capital stock with par value issued by it over such par value shall be paid-in surplus. The Directors may allocate to capital stock less than all of the consideration paid for any share of the Corporation’s capital stock without par value issued by the Corporation, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

(h) The Directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer, or shareholder or the Corporation, individually, or any individual having any interest in any concern which is a shareholder of the Corporation, or any concern in which any of such Directors, officers, shareholders or individuals has any interest, may be a party to or may be pecuniary or otherwise interested in, any contract, transaction or other act of the Corporation, and

(1)	Such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	No such Director, officer, shareholder or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)	Any such Director of this Corporation may be counted in determining the existence or a quorum at any meeting of the Board of Directors or of any committee of the Board or Directors which shall authorize any such contract, transaction or act, and may vote to authorize the same;

Provided, however, that any contract, transaction or act in which any Director or officer of the Corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a direct or indirect subsidiary or affiliate or the Corporation, or in which any directors or officers arc so interested as holders, collectively, of a majority or the shares or capital stock or other beneficial interest at the time outstanding in any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority or the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law;

For the purposes of this Article (a) the term “interest” shall mean and include any personal interest and any interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; (b) the term “concern” shall mean and include any corporation, association, trust, partnership, limited liability company, firm, person or other entity other than this Corporation; and (c) the phrase “subsidiary or affiliate” shall mean and include any concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors of this Corporation or is constituted or the Directors or officers of this Corporation.

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To the extent permitted by law, the authorizing or ratifying vote or the holders or a majority of the shares of each class of the capital stock of the Corporation outstanding and entitled to vote for Directors at an annual meeting or special meeting duly called for the purpose (whether such vote is passed before or after judgment is rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this Corporation, or of the Board of Directors or any committee thereof, with regard to all shareholders of this Corporation, whether of record at the time or such vote, and with regard to all creditors and other claimants of this Corporation; provided, however, that:

(A)	with respect to the authorization or ratification of any contract, transaction or act in which any of the Directors, officers or shareholders or this Corporation have an interest, the nature of such contract, transaction or act and the interest of any Director, officer or shareholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

(B)	the shareholders so voting shall have made any findings required by law;

(C)	shareholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

(D)	any failure or the shareholders to authorize or ratify any such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive the Corporation, its Directors, officers or employees or their right to proceed with such contract, transaction or act.

No contract, transaction or act of the Corporation shall be avoided by reason or any provision of this paragraph (i) which would be valid except for any such provision or provisions.

(i) No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director to the extent provided by applicable law notwithstanding any provision or law imposing such liability; provided, however, that to the extent, and only to the extent, required by the MBCA (or any successor thereto), this provision shall not eliminate or limit the liability of a Director (i) for breach of the Director’s fiduciary duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the MBCA, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article VI, paragraph (j) shall not eliminate the liability of a Director for any act or omission occurring prior to the date on which this Article VI, paragraph (j) becomes effective. No amendment to or repeal of this Article VI, paragraph (j) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

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(j) The Directors may, to the full extent permitted by the MBCA and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (b) to indemnify and/or insure directors, officers and employees against liability to the fullest extent permitted by the MBCA and applicable law.

(k) The Bylaws of the Corporation may, but shall not be required to, provide that in a meeting of shareholders other than a “Contested Election Meeting (as defined below), a nominee for Director shall be elected to the Board of Directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election. In a Contested Election Meeting, Directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as Directors at such meeting than there are Directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting pursuant to the Corporation’s Bylaws (such date, the “Determination Date”); provided, however, that if, in accordance with the Corporation’s Bylaws, shareholders are entitled to nominate persons for election as Director for a period of time that ends after the otherwise applicable determination Date, the Determination Date shall be as of the day immediately following the end of such period.

(l) Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting by the written consent of shareholders having not less than the minimum number of votes necessary to take such action at a meeting of the shareholders at which all shareholders entitled to vote thereon are present and voting.

(m) No amendment or repeal of any provision of these Restated Articles of Organization the Corporation’s Bylaws contemplating the indemnification of any Director or officer of the Corporation or of the relevant provisions of M.G.L. Chapter 156D shall affect or diminish the rights of any indemnified Director or officer with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of such amendment or repeal. If the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the full extent permitted or required by such amendment.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

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ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:	Articles IV and VI

Signed by:	/s/ TJ Parass		,
	TJ Parass	(signature of authorized individual)

☐	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this	7th	day of	July	,	2022	.

MA SOC	Filing Number: 202233736930	Date: 7/7/2022 5:16:00 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

July 07, 2022 05:16 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth